Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies' Engineering Department Has Completed the Design Work for an EcaFlo Device

Thursday September 9, 10:54 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Sept. 9, 2004--Integrated Environmental Technologies, Ltd. (IET) (OTCBB: IEVM - News) of Little River, South Carolina announced I.E.T.'s engineering department has completed the design work for an EcaFlo device to be used in testing for storm water applications. Assembly of the prototype will be finished within two weeks, at which time field-testing will begin. Coastal Carolina University has been conducting in-house lab testing on the various EcaFlo solutions produced by I.E.T.'s laboratory equipment, which are non-portable devices. To date all lab test results have been resoundingly positive for the efficacy of killing bacteria in storm water applications.

The new prototype will be portable so that it can be used for on-site EcaFlo solution production. The mobility of the device is a key element in the further evolution into target markets.

Forward-Looking Statements: The statements in this press release regarding the assembly of the device, future opportunities and any other effect, result or aspect of the transaction and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the testing of the devices, results of the tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

bill.prince@ietltd.net

www.ietltd.net

Source: Integrated Environmental Technologies, Ltd.